Exhibit 10.30

Nelson Mullins Draft

April 20, 2020

BITCOIN DEPOT SALE BONUS AGREEMENT

This Sale Bonus Agreement (this “Agreement”) is made and entered into as of the 21st day of July , 20 20(the “Effective Date”), by and between Lux Vending, LLC d/b/a Bitcoin Depot, a Georgia limited liability company (the “Company”) and Scott Buchanan (“Employee”) (collectively, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company has determined that it is in the best interests of the Company to provide Employee with an incentive to continue employment and to motivate Employee to maximize the value of the Company during the period leading up to a Sale Transaction; and

WHEREAS, the Member wishes to better enable Employee to devote Employee’s full time, attention, and energy to the business of the Company prior to a Sale Transaction, thereby benefiting the Company and its members.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

Section 1. Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” means any company, partnership, organization or other entity that is a member of the same controlled group of corporations or affiliated service group (within the meaning of Code Sections 414(b), (c), (m) or (o)) as the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any related regulations or other pronouncements thereunder.

“Confidential Information” means any information that relates to the Company’s or its Affiliates’ actual or planned business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or information regarding the Company’s or its Affiliates’ products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, screens, icons, schematics, textile designs, artwork, product labeling, color palette information and standards (including sketches, samples or designs), formulas, technology, designs, algorithms, protocols, computer programs, user interface designs, drawings, engineering, hardware configuration information, marketing, finances or business information.

“Debt” means repayment, including any prepayment, at the time of or in connection with a Sale Transaction of any debt or debt-like items owed by the Company or its Affiliates to any person or entity to the extent repaid by the Company, assumed by the buyer or investor in connection with the Sale Transaction, satisfied from the Company’s cash or transaction proceeds

Exhibit 10.30

otherwise payable upon the consummation of a Sale Transaction, or otherwise treated as a deduction to the consideration payable in connection with a Sale Transaction.

“Enterprise Value” means the total economic value attributed to the Company by the applicable acquirer or investor in connection with a Sale Transaction, excluding Company cash.

“Member ” means Brandon Mintz.

“Net Proceeds” with respect to a Sale Transaction means, after subtracting any Debt, the cash that is paid by a third party or by the Company to the Company’s Member, or which is paid to the Company in the case of a Sale Transaction structured as an asset sale or similar transaction, in consideration for the interests or assets being sold in the Sale Transaction.

The term “Net Proceeds” excludes, without limitation, (a) any cash held by the Company or its Affiliates at the time of a Sale Transaction, (b) any amounts paid into escrow or subject to earn-outs or other contingencies, (c) any transaction fees of the Company or its Affiliates incurred in connection with the Sale Transaction (such as fees related to legal services, financial advisory services, investment banking services or other professional services) (d) the value of any rollover equity and (e) any cash received by the Company that is to be utilized for any strategic purpose other than providing liquidity to the Member.

For purposes of clarity, the term Net Proceeds is intended to capture only those amounts that are received by the Member as liquidity (or by the Company in the case of an asset sale, for further distribution to the Member). For example, if portions of the aggregate consideration in a Sale Transaction are paid at closing to various service providers to satisfy transaction fees (legal, accounting or investment banking services), the intent is to include within this definition only the “net” consideration that is ultimately paid to members of the Company or the Company.

“Sale Transaction” means the earliest to occur of the following events with respect to the Company:

(a)
a sale, in one transaction or a series of related transactions undertaken with a common purpose, to any person or entity directly or indirectly, of more than 10% of the then outstanding securities (or newly-issued securities of the Company representing more than 10% of the outstanding securities of the Company), by vote or value, of the Company;
(b)
a sale, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, to any person or entity of more than 10% of the assets of the Company (other than a sale of assets in the ordinary course of business);
(c)
the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in voting securities of the Company, outstanding immediately prior thereto, continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 90% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

Exhibit 10.30

(d)
any other transaction the effect of which is similar to the transactions described in clauses (a) – (c) above as determined by the Member;

Exhibit 10.30

provided, however, notwithstanding the foregoing, a Sale Transaction will not include (a) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the entity or any successor company or indebtedness of the Company is cancelled or converted or a combination thereof; (b) a sale, exchange or other transfer of all or substantially all of the Company to a wholly-owned subsidiary company; or (c) a transaction undertaken for the principal purpose of restructuring the debt or equity capital of the entity, including, but not limited to, reincorporating the entity in a different jurisdiction, converting the Company into a limited liability company, or creating a holding company.

Where a series of related transactions undertaken with a common purpose is deemed to be a Sale Transaction, the date of such Sale Transaction will be the date on which the last of such transactions is closed.

The above definition of “Sale Transaction” shall be determined, in good faith, by the Member, which determination shall be final and binding on the Parties and all other persons and entities.

“Trade Secrets” means any of the Company’s or its Affiliates’ information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Section 2. Sale Transaction Bonus.

(a)
In consideration of Employee’s continued employment with the Company or its Affiliates and Employee’s agreement to be bound by the terms of this Agreement, so long as the Enterprise Value of the Sale Transaction is at least $25 million, the Company shall pay Employee, subject to the terms and conditions of this Agreement, a Sale Transaction bonus (the “Bonus”) in an amount equal to 0.5 percent (0.5%) of the Net Proceeds realized in connection with the Sale Transaction.

(b)
The Company will pay the Bonus in a single lump sum cash payment, minus applicable tax withholdings, within thirty (30) days following the consummation of the Sale Transaction, provided that Employee:

(i)
remains an active employee in good standing of the Company or one or more of its Affiliates through the consummation of the Sale Transaction;
(ii)
has not tendered his or her notice of resignation to the Company prior to payment of the Bonus; and

Exhibit 10.30

(iii)
acknowledges and agrees to the calculation of Net Proceeds and the Bonus and has signed and not revoked a release in favor of the Company and its Affiliates and successors, and each of their officers, managers, members and affiliates, in substantially the form attached as Attachment I, (the “Release”).

Upon payment of such Bonus amount by the Company, the Company shall have no further obligations under this Agreement.

Section 3. Acceleration and Forfeiture Events.

(a)
If Employee’s employment with the Company ends prior to the Sale Transaction, regardless of the reason, Employee shall forfeit his or her Bonus and the Company shall have no further obligations under this Agreement.

(b)
If Employee dies after the consummation of a Sale Transaction but prior to payment of the Bonus, the Company shall pay Employee’s estate such Bonus at the time and in the manner specified in Section 3 above, provided that Employee’s estate has signed and not revoked a Release effective as of such payment date.

Section 4. Withholding.

Notwithstanding anything else herein to the contrary, the Company may withhold from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

Section 5. Employment Status.

The Company and Employee agree that Employee’s employment with the Company is on an at-will basis and this Agreement does not affect such status.

Section 6. Protective Covenants.

In consideration of the Company making additional compensation available to Employee under this Agreement, Employee agrees to the covenants in this Section 6. These protective covenants apply to Employee notwithstanding any claim of breach of this Agreement by the Company.

6.1
Protection of Confidential Information.

(a)
Employee agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Company and its Affiliates (or after the Sale Transaction, the purchaser), any of the Company’s or its Affiliates’ Confidential Information or Trade Secrets or

Exhibit 10.30

to disclose to any person, firm or entity, other than the purchaser, any of the Company’s or its Affiliates’ Confidential Information or Trade Secrets, except (i) as authorized in writing by the Member, (ii) as authorized by the Company’s or such Affiliates’ management, pursuant to a written non-disclosure agreement, or (iii) as required by law.

(b)
The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Employee shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employee shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C.

§ 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C.

§ 1833(b).

6.2
Non-Disparagement. For five (5) years from the date of this Agreement, Employee agrees not to make, or cause or assist any other person to make, any statement or other communication to any third party that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates, or any of their respective directors, managers, officers, representatives, agents, attorneys or employees.
6.3
Confidentiality of Agreement. Employee agrees, except as may be required by applicable law or legal process, to keep confidential and not disclose the terms of this Agreement to any person or entity other than Employee’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.
6.4
Understanding of Covenants. Employee (a) has read and understands the confidentiality and nondisparagement covenants in this Section 6, (ii) is fully aware of the obligations under such covenants, and (b) agrees that such covenants are necessary to protect the Company’s and its Affiliates Confidential Information and Trade Secrets.
6.5
Remedies for Breach. Employee agrees that a breach or threatened breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Company and its Affiliates that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company and its Affiliates for any such injury would, therefore, be an inadequate remedy for any such breach or threatened breach. Accordingly, Employee agrees that if Employee breaches or threatens to breach any term of this Section 6, the Company and its Affiliates shall be entitled, in addition to and without limitation upon all other remedies the Company and its Affiliates may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach or threatened breach. In the event the enforceability of any of the terms of this Agreement

Exhibit 10.30

shall be challenged in court and Employee is not enjoined from breaching any of the protective

Exhibit 10.30

covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

Section 7. Assignment.

(a)
By the Employee. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by Employee.
(b)
By the Company. This Agreement and all of the Company’s rights and obligations hereunder may be assigned by the Company.

Section 8. Binding Effect.

This Agreement shall be binding upon, and inure to the benefit of, the Parties, any successors to or assigns of the Company and Employee’s estate, heirs and personal representatives.

Section 9. Section Headings.

The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

Section 10. Governing Law.

This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the Parties, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Georgia.

Section 11. Entire Agreement.

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the Parties that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the Parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

Section 12. Modifications, Waivers.

This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both Parties. The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver

Exhibit 10.30

of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

Section 13. Severability.

If this Agreement shall for any reason be or become unenforceable in any material respect by the Company, all of the Company’s obligations under this Agreement shall thereupon terminate and become unenforceable by Employee. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

Section 14. Jurisdiction, Venue & Waiver of Jury Trial.

Each Party irrevocably submits to (a) the exclusive jurisdiction of Georgia state courts and any federal court sitting in the Northern District of Georgia for purposes of any suit, action or other proceeding arising out of this Agreement that is brought by or against the other Party, and (b) the exclusive venue of such suit, action or proceeding in Atlanta, Georgia. EACH OF THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 15. Notices.

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (a) delivered by hand, (b) otherwise delivered against written receipt therefor, or (c) sent by overnight courier, signature required. Any notice shall be duly addressed to the parties as follows:

If to the Company: within a copy to:

Lux Vending, LLC d/b/a Bitcoin Depot Nelson, Mullins, Riley & Scarborough, LLP Attn: Brandon Mintz, President and CEO 201 17th Street NW, Suite 1700

2870 Peachtree Road, Suite 327 Atlanta, Georgia 30363

Atlanta, Georgia 30305 Attn: Amanda Norcross

If to Employee, to the address most recently on file in the payroll records of the Company (as it may be modified by written notice from Employee to the Company).

Section 16. Code Section 409A.

All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for the short-term deferral exclusion from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4) and shall be interpreted consistent with such intent. However, the Company does not represent, warrant or guarantee that any

Exhibit 10.30

payments that may be made pursuant to this Agreement will not result in additional inclusion in

Exhibit 10.30

Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.

Section 17. Counterparts.

This Agreement may be signed in any number of counterparts, in person, separately, or by electronic or other means. Each such signed counterpart shall be deemed an original and all counterparts, taken together, shall be deemed to constitute but one document and agreement.

Section 18. Legal Counsel; Mutual Drafting.

Each Party recognizes that this is a legally binding contract and acknowledges and agrees that he, she or it has had the opportunity to consult with legal counsel of his, her or its choice. Each Party has cooperated in the drafting, negotiation and preparation of this Agreement. Employee has read and understands this Agreement, is entering into it freely and voluntarily, has been advised to seek counsel prior to entering into this Agreement, and has had ample opportunity to do so.

Exhibit 10.30

IN WITNESS WHEREOF, each Party has caused this Sale Transaction Bonus Agreement to be executed as of the date first set forth above.

LUX VENDING, LLC EMPLOYEE d/b/a BITCOIN DEPOT

By:

Name: Brandon Mintz Print: Scott Buchanan

Exhibit 10.30

Title:

Exhibit 10.30

CEO